Exhibit 3.1

AMENDMENT NO. 2 TO THE

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ROSE ROCK MIDSTREAM, L.P.

This Amendment No. 2, dated December 16, 2013 (this “Amendment”), to the Second Amended and Restated Agreement of Limited Partnership of Rose Rock Midstream, L.P., a Delaware limited partnership (the “Partnership”), dated as of December 14, 2011, as amended by Amendment No. 1 thereto dated January 11, 2013 (the “Partnership Agreement”), is hereby adopted by Rose Rock Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS

WHEREAS, Section 5.6 of the Partnership Agreement provides that the Partnership may issue additional Partnership Interests for any partnership purpose, at any time and from time to time and for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners; and

WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.6 of the Partnership Agreement; and

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners considered as a whole (or any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

WHEREAS, the Partnership previously entered into a Contribution Agreement, dated January 8, 2013, by and among the Partnership, the General Partner, SemGroup Corporation (“SemGroup”), Rose Rock Midstream Holdings, LLC, a Delaware limited liability company (“Holdings”), and Rose Rock Midstream Operating, LLC, a Delaware limited liability company (“Operating”), pursuant to which, among other things, (i) Holdings assigned and conveyed a 33.33% member interest in SemCrude Pipeline, L.L.C., a Delaware limited liability company (“SemCrude Pipeline”), which owns a 51.00% member interest in White Cliffs Pipeline, L.L.C., a Delaware limited liability company (“White Cliffs”), to the Partnership, and (ii) the Partnership issued to Holdings 1,250,000 Class A Units, which were authorized and issued pursuant to Amendment No. 1 to the Partnership Agreement dated January 11, 2013; and

WHEREAS, the Partnership has entered into a Contribution Agreement, dated December 12, 2013, by and among the Partnership, the General Partner, SemGroup, Holdings, and Operating, pursuant to which, among other things, (i) Holdings will assign and convey another

33.33% member interest in SemCrude Pipeline to the Partnership, and (ii) the Partnership will issue to Holdings an additional 1,250,000 Class A Units (the “Second Drop Down Class A Units”); and

WHEREAS, the issuance of the Second Drop Down Class A Units complies with the requirements of the Partnership Agreement; and

WHEREAS, the General Partner anticipates that it will enter into a third Contribution Agreement in the future, pursuant to which, among other things, (i) Holdings will assign and convey the remaining 33.34% member interest in SemCrude Pipeline to the Partnership, and (ii) the Partnership will issue to Holdings an Class A Units in an amount yet to be determined (the “Third Drop Down Class A Units” and, collective with the Second Drop Down Class A Units, the “Additional Class A Units”); and

WHEREAS, the issuance of the Third Drop Down Class A Units will also comply with the requirements of the Partnership Agreement; and

WHEREAS, the General Partner has determined, that the amendments to the Partnership Agreement set forth herein (i) do not adversely affect the Limited Partners considered as a whole in any material respect and (ii) are necessary or appropriate in connection with the creation, authorization and issuance of the Additional Class A Units;

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. AMENDMENT. Section 5.12(a) of Article V of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“Section 5.12 Establishment of Class A Units.

(a) General. The General Partner hereby designates and creates a class of Partnership Interest to be designated as “Class A Units” and consisting of a total of 7,500,000 Class A Units, and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Class A Units as set forth in this Section 5.12.

Section 2. RATIFICATION OF PARTNERSHIP AGREEMENT. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 3. GOVERNING LAW. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

GENERAL PARTNER:

ROSE ROCK MIDSTREAM GP, LLC

By:	/s/ Norman J. Szydlowski
Name:	Norman J. Szydlowski
Title:	President and Chief Executive Officer

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